                                                                   EXHIBIT 11.1

              CALCULATION OF PRO FORMA NET LOSS PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                          YEAR ENDED DECEMBER 31, THREE MONTHS ENDED MARCH 31,
                                   1995                       1996
                          ----------------------- ----------------------------
Net loss.................       $(2,546,000)               $ (660,000)
                                ===========                ==========
Weighted average common
 shares outstanding......         1,033,020                 1,078,688
Common stock
 equivalents(1)..........         2,939,006                 2,939,006
Common stock equivalents
 accounted for under
 staff accounting
 bulletin no. 83:
  Preferred stock........         1,106,217                 1,106,217
  Employee stock options.           217,140                   217,140
  Common stock warrants..           340,010                   340,010
                                -----------                ----------
Total weighted average
 common shares
 outstanding.............         5,635,393                 5,681,061
                                ===========                ==========
Pro forma net loss per
 common share............       $     (0.45)               $    (0.12)
                                ===========                ==========

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(1) Includes convertible preferred stock and 110,416 preferred stock warrants using the treasury -- stock method.